Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

TPI Composites, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.01 par value per share	457(c); 457(h)(2)	1,904,365(3)	$1.30(2)	$2,475,674.50	$0.00015310	$379.03

Total Offering Amounts					$2,475,674.50		$379.03

Total Fee Offsets(4)							—

Net Fee Due							$379.03

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Registrant’s Amended and Restated 2015 Stock Option and Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s common stock, as quoted on the NASDAQ Global Market on February 13, 2025.

(3)

Represents an automatic increase to the number of shares available for issuance under the Plan, effective January 1, 2025. The Plan provides for an automatic annual increase on each January 1 by an amount equal to four percent (4%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of common stock as determined by the Administrator (as defined in the Plan).

(4)	The Registrant does not have any fee offsets.